Exhibit 99.1

Health Discovery Corporation Files Infringement Suit Against Intel Corporation

ATLANTA, Georgia, July 23, 2020 – Health Discovery Corporation (“Health Discovery”, “HDC” or the “Company”), an intellectual property development company with an intellectual property portfolio using patent protected advanced mathematical techniques, announced today that it has filed an infringement lawsuit against Intel Corporation (“Intel”) (NASDAQ: INTC). This infringement suit pertains to Health Discovery’s Support Vector Machine-Recursive Feature Elimination methods (“SVM-RFE”) patents.

On February 27, 2019, the United States Patent and Trademark Office (“USPTO”) ruled in favor of Health Discovery on the SVM-RFE Patents in the Interference proceeding between HDC and Intel. The Patent Trial and Appeal Board (“PTAB”) of the USPTO issued its decision, finding that Health Discovery is entitled to claim exclusive rights to the SVM-RFE technology as set forth in the patent application that was filed to provoke the Interference. The decision ordered Intel’s Patent No. 7,685,077 to be cancelled. The decision also dismissed Intel’s motions challenging the validity of Health Discovery’s pending claims and issued patents covering SVM-RFE.

In September 2019, the USPTO issued U.S. Patent No. 10,402,685 (“SVM-RFE Patent”) for Health Discovery’s patent application covering SVM-RFE.  Health Discovery now owns four patents in the United States, owns five international patents covering the SVM-RFE method, and is the sole owner of all patents related to SVM-RFE. Furthermore, the USPTO granted a Patent Term Adjustment (“PTA”) to the SVM-RFE Patent. The PTA is 1,785 days (almost 5 years), which, added to the normal 20-year-from-filing patent term, extends this patent term to June 7, 2025.

As a result of the issuance of the SVM-RFE Patent, Health Discovery now has the right to exclude others from developing, commercializing or licensing this patented technology without the uncertainty of the Interference or concerns over the ownership of the SVM-RFE patents.

Health Discovery has attempted numerous times to avoid litigation with Intel regarding this dispute. Unfortunately, those efforts were unsuccessful and as a result this infringement suit is necessary. George H. McGovern, III, HDC’s Chairman and CEO, noted, “Health Discovery is taking the necessary steps to protect its sole ownership of SVM-RFE patents against infringement.”

Health Discovery has retained the firm of Dunlap, Bennett & Ludwig to represent the Company in this matter. In addition, HDC’s patent counsel is Musick Davidson LLP. The lawsuit has been filed in the United States District Court for the Western District of Texas, Waco Division where Intel has operations.

The continued focus on protecting Health Discovery’s patent portfolio remains a cornerstone of HDC’s commitment to work on behalf of all Health Discovery shareholders.

About Health Discovery Corporation

Health Discovery Corporation is an intellectual property development company that uses advanced mathematical techniques to analyze large amounts of data to uncover patterns that might otherwise be undetectable. Health Discovery operates primarily in the field of molecular diagnostics where such tools are critical to scientific discovery. The terms artificial intelligence and machine learning are sometimes used to describe pattern recognition tools. HDC’s mission is to use its patents, intellectual prowess, and clinical partnerships principally to identify patterns that can advance the science of medicine, as well as to advance the effective use of our technology in other diverse business disciplines, including the high-tech, financial, and healthcare technology markets.

Our historical foundation lies in the molecular diagnostics field where we have made a number of discoveries that may play a role in developing more personalized approaches to the diagnosis and treatment of certain diseases. However, our patent protected assets in particular have broad applicability in many other fields. Intelligently applied, HDC’s pattern recognition technology can be a portal between enormous amounts of otherwise undecipherable data and truly meaningful discovery.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the accuracy of which is necessarily subject to risks and uncertainties, including, without limitation, statements regarding future performance, opportunities and investments, and anticipated results in general. From time to time Health Discovery Corporation may make other forward-looking statements in relation to other matters, including without limitation, commercialization plans and strategic partnerships. Actual results may differ materially due to a variety of factors, including, among other things, the acceptance of our approach to applying mathematics, computer science and physics into the disciplines of biology, organic chemistry and medicine and our products and technologies associated with those approaches, the ability to develop and commercialize new drugs, therapies or other products based on our approaches, and other factors set forth from time to time in Health Discovery Corporation’s Securities and Exchange Commission filings.

All forward-looking statements and cautionary statements included in this document are made as of the date hereof based on information available to Health Discovery Corporation as of the date hereof, and Health Discovery Corporation assumes no obligation to update any forward-looking statement or cautionary statement.

Contact: Health Discovery Corporation
George H. McGovern, III, Chairman & CEO
(404) 566-4865
info@healthdiscoverycorp.com

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